                                                                   EXHIBIT 10.10

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


     This Employment and Non-competition Agreement (the "Agreement"), effective as of July 7, 1997, is by and between Friede Goldman International Inc., a Delaware corporation (the "Company"), and Richard L. Marler ("Employee").

                                    RECITALS

     WHEREAS, the Company desires to engage Employee as the Company's Chief Operating Officer, and Employee desires to accept such engagement.

     Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the Company and Employee hereby agree as follows:

                                   AGREEMENTS

     1.  Employment and Duties.
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          (a) The Company hereby employs Employee as Chief Operating officer. Initially, Employee's responsibilities shall be to provide assistance in the design of the Company's new Greenwood Island Shipyard (the "New Yard"), negotiate all contracts for the construction of the New Yard and oversee such construction to insure that the New Yard will have the capacity to construct new offshore oil and gas drilling units beginning in the first quarter of 1998. Thereafter, Employee shall be responsible for managing the business development of the New Yard to insure the production of sufficient revenue and backlog to justify the Company's investment therein, and for instituting proper accounting controls and bidding calculation and review procedures to insure efficient, cost effective operations in each of the Company's subsidiary corporations. In addition, Employee shall assist in the planning and negotiation of the acquisition of such additional businesses and facilities as the Company shall deem necessary for its future growth and expansion. Employee shall have the authority to hire a controller who shall report directly to Employee. Employee shall have such other responsibilities, duties and authority as may be assigned to him by the Company from time to time during the term of this Agreement. Employee will report to the President of Company. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote his time, attention and best efforts to promote and further the business of the Company.

          (b) Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

          (c) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. However, the foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operation or affairs of the enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

     2. Compensation. For all services rendered by Employee, the Company shall compensate Employee as follows:

          (a) Base Salary. Beginning on the date of this Agreement, the base salary payable to Employee shall be $150,000.00 per year, payable on a regular basis in accordance with the Company's standard payroll procedures. On at least an annual basis, the Compensation Committee of the Board of Directors of the Company (the "Committee") will review Employee's performance and may recommend an increase to such base salary, or the payment of a bonus, if, in the Committee's discretion, any such salary increase or bonus payment is warranted.

          (b) Stock Options. In connection with, and immediately prior to, the contemplated initial public offering of the Company's common stock, the Company shall cause to be granted to Employee stock options for 100,000 shares of the Company's common stock at an option price of $2.50 per share. The stock options shall be exercisable by Employee according to the following schedule:

===================================================
  EXERCISE DATE    NUMBER OF SHARES  EXERCISE PRICE
                                       PER SHARE
===================================================
On or after             10,000           $2.50
January 1, 1998
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On or after             10,000           $2.50
July 1, 1998
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On or after             20,000           $2.50
July 1, 1999
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On or after             20,000           $2.50
July 1, 2000
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On or after             20,000           $2.50
July 1, 2001
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On or after             20,000           $2.50
July 1, 2002
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       TOTAL           100,000
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     In the event Employee's employment with the Company is terminated by the Company on or before January 1, 1998, without cause, then the initial stock option to purchase 10,000 shares of the Company's common stock which is otherwise exercisable by Employee on or after January 1, 1998, shall immediately become exercisable by Employee and shall remain exercisable until 5:00 p.m. central standard time on the effective date of the termination of Employee's employment. In all other events all stock options to be granted to Employee shall expire upon the earlier of the termination of Employee's employment with the Company or December 31, 2006, unless sooner exercised by Employee.

          The representation of the Company to Employee that the Company will grant options to purchase shares of its common stock to Employee in the event of his continued employment with the Company is not to be construed as a guaranty by the Company of the continued employment of Employee, nor is it to be construed that Employee has any rights in or to any unissued shares of the Company's common stock. Except as otherwise set forth above in this subparagraph, upon the termination of Employee's employment, for any reason, by the Company or voluntarily by Employee, Employee shall have no rights in or to any shares of the common stock of the Company remaining unissued to Employee pursuant to options to be granted under this subparagraph 2(b).

          For purposes of this subparagraph 2(b) the term "cause" shall be defined as (1) Employee's material breach of this Agreement; (2) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Employee's 'material duties and responsibilities hereunder;
     (3) Employee's dishonesty, fraud or misconduct with respect to the business or affairs of the Company or its subsidiaries which materially and adversely affects the operations or reputation of the Company; (4) Employee's conviction of a felony crime; or (5) chronic alcohol abuse or illegal drug abuse by Employee.

          (c) Executive Perquisites, Benefits and other Compensation. Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below.

               (1) A leased automobile of Employee's choice so long as the lease payments do not exceed $450.00 per month.

               (2) Reimbursement for all business travel and other out-of-pocket expenses (including those costs to maintain any professional certifications held or obtained by Employee) reasonably incurred by Employee in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement and in a format and manner consistent with the Company's expense reporting policy.

               (3) Two (2) weeks of paid vacation or such greater amount as may be afforded officers and key employees at similar levels under the Company's policies in effect from time to time.

               (4) The Company shall provide Employee with other executive perquisites as may be available to or deemed appropriate for Employee by the Board of Directors or the Committee and participation in all other Company wide employee benefits as may be adopted from time to time by the Company.

     3.   Non-competition Agreement.

          (a) Employee recognizes that the willingness of the Company to enter into this Agreement is based in material part on Employee's agreement to the provisions of this paragraph 3, and that Employee's breach of the provisions of this paragraph could materially damage the Company and its subsidiaries (the Company and its subsidiaries are hereinafter collectively referred to as the "Affiliates" and individually as an "Affiliate"). Therefore, in consideration of the benefits to be received by Employee as a result of his employment with the Company, Employee agrees that Employee shall not, for a period of two (2) years immediately following the termination of this Agreement, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

               (1) contact any customer of any Affiliate or other person for the purpose of inducing or attempting to induce such customer or other person to cease doing business with any Affiliate;

               (2) induce or attempt to induce any agent or employee of any Affiliate to terminate employment with an Affiliate or to commence work with any competitor of any Affiliate;

               (3) call on, solicit, attempt to obtain, accept, or in any way secure business from any of the customers of any Affiliate, nor, directly or indirectly, aid or assist any other person, firm or corporation in the solicitation of such customer; and

               (4) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with any Affiliate within the United States or Canada.

          (b) Because of the difficulty of measuring economic losses to the Affiliates as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Affiliates for which they would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Affiliates, or any of them, in the event of breach by him, by injunctions and restraining orders without the necessity of posting any bond or other security therefor.

          (c) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that any restrictions set forth in this paragraph 3 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

          (d) Each of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company or any Affiliate, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any Affiliate of such covenants.

     4. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the date hereof and continue until terminated by either party.
At any time after the commencement of employment, the Company or Employee may, without cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the other party. Upon termination of this Agreement for any reason, Employee shall be entitled to receive all compensation earned - and all benefits and reimbursements due through the effective date of termination. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that Employee's obligations under paragraphs 3, 5, 6, 7 and 8 herein shall survive such termination in accordance with their terms.

     5. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company or any Affiliate or the representatives, vendors or customers thereof which pertain to the business of the Company or any Affiliate shall be and remain the property of the Company or an Affiliate, as the case may be, and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or of any Affiliate which are collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

     6. Inventions. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one
(1) year thereafter, and which are directly related to the business or activities of the Company or any Affiliate and which Employee conceives as a result of his employment by the Company. Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

     7.   Confidentiality.

          (a) Employee acknowledges and agrees that all Confidential Information (as defined below) of the Company and any Affiliate is confidential and a valuable, special, and unique asset of the Company that gives the Company an advantage over its actual and potential, current, and future competitors. Employee further acknowledges and agrees that Employee owes the Company and any Affiliate a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use; certain Confidential Information constitutes "trade secrets" under the laws of the state of Mississippi; and unauthorized disclosure or unauthorized use of the Company's or any Affiliate's Confidential Information would irreparably injure the Company and its Affiliates.

          (b) Both during the term of Employee's employment and after the termination of Employee's employment for any reason (including wrongful termination), Employee shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Employee. Employee shall not, at any time (either during or after the term of Employee's employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile, or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the Board of Directors of the Company, or permit any other person to do so. Employee shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Employee.

          (c) Upon the termination of Employee's employment with the Company for any reason, and upon request of the Company at any other time, Employee shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Employee shall certify to the Company in writing that all such materials have been returned.

          (d) As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for the Company or any Affiliate (whether or not owned or developed by the Company or any Affiliate and whether or not developed by Employee) that is not generally known to the public. Confidential Information includes, but is not limited to, the following: all trade secrets of the Company or any Affiliate; all information that the Company or any Affiliate has marked as confidential or has otherwise described to Employee (either in writing or orally) as confidential; all nonpublic information concerning the Company's or any Affiliate's products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers, and contracts; all Company and Affiliate business records and plans; all Company and Affiliate personnel files; all financial information of or concerning the Company or any Affiliate; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights, patents, trademarks, servicemarks and other intellectual property; all technical specifications; any proprietary information belonging to the Company or to any Affiliate; all computer hardware or software manual; all training or instruction manuals; all data and all computer system passwords and user codes.

     8. No Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

     9. Assignment; Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of paragraph 10 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

     10. Complete Agreement. Except as expressly provided herein, this Agreement is not a promise of future employment. Employee has no oral understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

     11. Notices. All notices or other documents required to be delivered under this Agreement shall be given in writing and shall be personally delivered, delivered by United States certified mail, return-receipt requested, or by facsimile to the parties at the addresses listed below. Such notices shall be effective as of the time of delivery if personally delivered, as of the date of receipt as referenced by the official receipt of the United States Postal Service if delivered by certified mail, or as of the date and time of receipt as reflected by facsimile acknowledgement. The addresses of the parties are as follows:

          To the Company:    Friede Goldman International Inc.
                             525 East Capitol Street, Suite 402
                             Jackson, Mississippi 39201

                             Attention: J. L. Holloway
                                        President

                             Telephone: (601) 352-1107
                             Facsimile: (601) 352-0588

          To Employee:       Richard L. Marler
                             2301 Swetman Beach Drive
                             Gautier, Mississippi 39553

                             Telephone: (601) 497-2235

     12. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     13. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Mississippi.


                                 FRIEDE GOLDMAN INTERNATIONAL INC.


                                 By:
                                    -------------------------------
                                     J. L. Holloway
                                     President



                                 EMPLOYEE:


                                 ----------------------------------
                                 Richard L. Marler